Exhibit 99.6
Management’s Discussion and Analysis of Financial Condition and Results of Operations of LanzaTech NZ, Inc. for the year ended December 31, 2022
Capitalized terms used but not defined herein have the meanings ascribed to them in LanzaTech Global, Inc.’s Current Report on Form 8-K/A (the “Current Report”). The following discussion and analysis should be read in conjunction with LanzaTech’s financial statements and related notes included elsewhere in the Current Report. This discussion and analysis and other parts of the Current Report contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. LanzaTech’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in the Current Report. You should carefully read the “Risk Factors” section of the Current Report to gain an understanding of the important factors that could cause actual results to differ materially from any such forward-looking statements. Please also see “Forward-Looking Statements.” In this section, unless otherwise indicated or the context otherwise requires, references in this section to “New LanzaTech,” the “Company,” “we,” “us,” “our” and other similar terms refer to LanzaTech Global, Inc. and its consolidated subsidiaries, including LanzaTech NZ, Inc. and its consolidated subsidiaries subsequent to the Business Combination. References to “LanzaTech” and “Legacy LanzaTech” refer to LanzaTech NZ, Inc. and its consolidated subsidiaries prior to the Business Combination and references to “AMCI” refer to AMCI Acquisition Corp. II prior to the Business Combination.
Overview
We are a nature-based carbon refining company that transforms waste carbon into the chemical building blocks for consumer goods such as sustainable fuels, fabrics, and packaging that people use in their daily lives. Our customers leverage our proven proprietary gas fermentation technology platform to convert certain feedstock, including waste carbon gases, into sustainable fuels and chemicals such as ethanol. We are focused on taking advantage of the many uses of ethanol while capitalizing on the growing preference among major companies for renewable products and environmentally-conscious manufacturing processes.
LanzaTech performs research and development (“R&D”) services related to novel technologies and development of biocatalysts for commercial applications, mainly to produce fuels and chemicals. We primarily employ a licensing business model whereby our customers build, own and operate facilities that use our technology, and in return, we are paid a royalty fee based on the revenue generated from the use of our technology. We began operations in 2005 and in 2018, we established the world’s first commercial waste gas to ethanol plant in China, followed by a second and a third one in 2021 and 2022, respectively, also in China, with others currently in development in various countries around the world.
We have not achieved operating profitability since our formation. Our net losses after tax were $(76.4) million for the year ended December 31, 2022 and $(46.7) million for the year ended December 31, 2021. As of December 31, 2022 we had an accumulated deficit of $(456.2) million compared to an accumulated deficit of $(379.9) million as of December 31, 2021. We anticipate that we will continue to incur losses until we sufficiently commercialize our technology.
The common stock and the common stock issuable upon exercise of the resale securities noted above represent a substantial percentage of the total outstanding shares of our common stock as of the date of this Current Report. Additionally, assuming all of the Convertible Securities were converted or exercised, as applicable, the selling stockholders would own 203,371,061 shares of common stock, representing approximately 93% of the total outstanding common stock. So long as the Registration Statement on Form S-1 (the “Registration Statement”) is effective, the sales of the securities being offered in the Registration Statement could result in a significant decline in the public trading price of the common stock.
The Business Combination
On March 8, 2022, AMCI entered into the Merger Agreement with Legacy LanzaTech and Merger Sub . On February 8, 2023, upon the terms and subject to the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by the AMCI Stockholders and LanzaTech stockholders, Merger Sub merged with and into LanzaTech. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub ceased, and LanzaTech survived the Business Combination and became a wholly owned subsidiary of AMCI. In connection with the consummation of the Business Combination, the combined company was renamed “LanzaTech Global, Inc..” and is referred to in this section as “New LanzaTech.”
Accounting Impact of the Business Combination
The Business Combination was accounted for as a reverse recapitalization. LanzaTech was deemed the accounting predecessor and New LanzaTech is the successor SEC registrant.
Under this method of accounting, AMCI was treated as the acquired company for financial statement reporting purposes. For accounting purposes, LanzaTech was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of LanzaTech (i.e., a capital transaction involving the issuance of stock by AMCI for the stock of LanzaTech). Accordingly, the consolidated balance sheets and results of operations of LanzaTech became the historical financial statements of New LanzaTech, and AMCI’s assets, liabilities and results of operations were consolidated with LanzaTech’s beginning on the acquisition date. The net assets of LanzaTech were recognized at carrying value, with no goodwill or other intangible assets recorded.
The most significant change in New LanzaTech’s financial position as of the date of the Closing and results is expected to be an estimated $151.5 million net increase in cash and cash equivalents and an estimated $644.9 million net increase in total stockholders’ equity, in each case as compared to LanzaTech’s historical consolidated balance sheet as of December 31, 2022. This increase in cash and cash equivalents and stockholders’ equity reflects (i) the receipt of $185.0 million in gross proceeds from the Private Placement that closed concurrently with the consummation of the Business Combination and (ii) redemptions of 8,351,626 shares by the AMCI stockholders in connection with the Business Combination. Total transaction costs were approximately $11.9 million. See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Factors Affecting Our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for New LanzaTech but also pose risks and challenges.
With respect to New LanzaTech’s business, we have identified several potential risk factors, including (i) the history of LanzaTech’s net losses and the fact that New LanzaTech anticipates incurring further losses going forward; (ii) New LanzaTech’s reliance upon industry partners to effect our growth strategy and to execute our business plan; (iii) New LanzaTech owns and anticipates acquiring additional equity interests in several of our customers’ plants and has exposure to the volatility and liquidity risks inherent in holding such equity; (iv) the concentration of New LanzaTech’s revenue in a limited number of customers and the fact that our growth will depend on expanding that customer base; (v) rapidly changing technology and extensive competition for technologies addressing decarbonization; (vi) the protection of New LanzaTech’s intellectual property; (vii) construction risks, including failure to complete projects on time or in a cost effective manner; (viii) the fluctuating availability and cost of waste based feedstocks used in New LanzaTech’s process; (ix) volatility in commodity chemicals prices and the associated impact on New LanzaTech’s royalty revenue and CarbonSmart revenues and (x) market conditions and geopolitical factors. For additional information regarding risks facing our business, see “Risk Factors.”
Basis of Presentation
LanzaTech’s consolidated financial statements were prepared in accordance with US GAAP. See Note 2 to our consolidated financial statements for a full description of our basis of presentation.
Key Operational and Business Metrics
In addition to the measures presented in our consolidated financial statements, we review the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions that will impact the future operational results of New LanzaTech. Increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

Key Financial Metrics:
The key elements of LanzaTech’s performance for the years ended December 31, 2022 and December 31, 2021 are summarized in the tables below:

	Year Ended December 31,		Change
(In thousands, except for percentages)	2022	2021	2022 vs. 2021
GAAP Measures:
Revenue	$37,343	$25,461	$11,882	47%
Net Loss	(76,356)	(46,689)	(29,667)	64%
Key Performance Indicators:
One-Time Revenue	33,764	21,512	12,252	57%
Recurring Revenue (1)	3,579	3,949	(370)	(9)%
Total Revenue	$37,343	$25,461	$11,882	47%
Cost of Revenues (ex. Depreciation) (2)	(28,287)	(15,229)	(13,058)	86%
Selling, general & administrative and other expense	(26,804)	(13,216)	(13,588)	103%
Adjusted EBITDA (3)	$(69,220)	$(44,792)	$(24,428)	55%
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(1)Includes revenue from licensing and sales of microbes and media.
(2)Consists of costs of revenues from contracts with customers (exclusive of depreciation), cost of revenue from collaboration agreements (exclusive of depreciation) and cost of revenue from related party transactions (exclusive of depreciation).
(3)Adjusted EBITDA is calculated as net loss, excluding the impact of depreciation, interest income (expense), net, gain on extinguishment of debt, stock-based compensation and change in fair value of warrant liability, and loss/(gain) from equity method investees, net. Adjusted EBITDA is a supplemental measure that is not a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP. Adjusted EBITDA does not represent, and should not be considered, an alternative to net income (loss), as determined in accordance with US GAAP. See “Non-GAAP Financial Measures” for additional information and reconciliation of Adjusted EBITDA to net loss, its most directly comparable US GAAP measure.
Key Non-Financial Metrics:

	As of December 31,		Change
(In thousands of tonnes per annum)	2022	2021	2022 vs. 2021
New Capacity Additions	60	45	15	33%
Cumulative Capacity Additions	150	90	60	67%
LanzaTech’s installed capacity, which includes capacity by equity and cost method investees and customers, is one of the key drivers for the Company's licensing revenues given that they are usually contracted on a percentage-of-revenue or a dollars-per-tonne basis.
Components of Operating Results
While we have offerings in multiple market segments and operate in multiple countries, we operate and manage our business as one reportable operating segment. Nearly all of our service offerings are delivered and supported on a global basis. Additionally, most of our service offerings are deployed in a similar way, and we evaluate our financial information and resources and assess the performance of these resources on a consolidated basis.
Revenues
To date, we have financed our operations primarily through equity and debt financing, proceeds from joint development agreements, U.S. government contracts, engineering and other services contracts, and licensing agreements. We derive all revenues from a single operating segment. Revenues can be viewed as a combination of the following:
•Feasibility studies and engineering services related to basic design of commercial plants utilizing our technologies;
•Licensing of intellectual property when customers deploy our carbon capture and transformation technology;
•Research and development services related to novel technologies and the development of biocatalysts; and
•Sale of CarbonSmart ethanol to customers.
Revenue is measured based on the consideration specified in customer contracts and excludes amounts collected on behalf of third parties.
Carbon Capture and Transformation
We provide feasibility studies and basic design and engineering services used for detailed design, procurement, and construction of commercial plants that utilize our technologies, along with the sale of equipment and microbes. The services provided are recognized as a performance obligation satisfied over time. Revenue is recognized using the output method based on milestone completion, the cost-to-cost input method for certain engineering services, or the percentage of completion method in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). Revenue for the sale of microbes and media is at a point in time, depending on when control transfers to the customer.
We license intellectual property to generate recurring revenue when our customers deploy carbon capture and transformation plants. When licenses are considered to be distinct performance obligations, the recognition of revenue is dependent on the terms of the contract, which may include fixed consideration or royalties based on sales or usage, in which case, the revenue is recognized when the subsequent sale or usage occurs or when the performance obligation to which some or all of the sales or usage-based royalty is allocated or has been satisfied, whichever is later.
Research and Development Services
We perform R&D services related to novel technologies and the development of biocatalysts for commercial applications, mainly to produce fuels and chemicals. We engage in two main types of R&D services – joint development agreements, and other contract research, including projects with the U.S. Department of Energy. Such services are recognized as a performance obligation satisfied over time. Revenue is recognized based on milestone completion, when payments are contingent upon the achievement of such milestones, or based on stage of contract or phase completion method when enforceable rights to payment exist. When no milestones or stages are clearly defined, management has determined that the cost incurred, input method, is an appropriate measure of progress toward complete satisfaction of the performance obligations under ASC 606 and estimates its variable consideration under the expected value method.
Revenue is not recognized in advance of customer acceptance of a milestone, when such acceptance is contractually required. Payments for R&D services with no contractual payments are not due from customers until a technical report is submitted; therefore, a contract asset is recognized at milestone completion but prior to the submission of a technical report. The contract asset represents the Company’s right to consideration for the services performed at milestone completion. Occasionally, customers provide payments in advance of us providing services which creates a contract liability for the Company. The contract liability represents our obligation to provide services to a customer.
Collaboration Arrangements
We have certain partnership agreements that are within the scope of ASC 808, Collaborative Arrangements (“ASC 808”), which provides guidance on the presentation and disclosure of collaborative arrangements. Generally, the classification of the transactions as collaborative arrangements is determined based on the nature of the contractual terms of the arrangement, along with the nature of the operations of the participants. Our collaborative agreements generally include provision of R&D services related to novel technologies and biocatalysts. Amounts received for these services are classified as Revenue from collaborative arrangements in the consolidated statements of operations and comprehensive loss. New LanzaTech’s R&D services are a major part of our ongoing operations and therefore ASC 606 was applied to recognize revenue.
CarbonSmart
We sell CarbonSmart ethanol directly to customers from LanzaTech licensed plants using the Company's proprietary technologies. Revenue is recognized at a point in time when control transfers to the customer, which varies depending on the shipping terms. The Company acts as the principal in such transactions and accordingly, recognizes revenue and cost of revenues on a gross basis.
Cost of Revenues
Our R&D, engineering, and other direct costs of services are related to revenue agreements with customers, related parties, and collaborative partners, and represent cost of revenue. Costs include both internal and third-party fixed and variable costs and include materials, supplies, labor, and fringe benefits.
Research and Development Expenses
R&D expenses consist of personnel costs and the cost of consultants, materials and supplies associated with internal R&D projects as well as various laboratory studies. Indirect R&D costs include depreciation and other indirect overhead expenses. We expect our R&D activities to increase substantially as we continue to invest in improving our technology and developing new products.
Selling, General and Administrative Expenses
Selling, general and administrative expenses ("SG&A") consist primarily of personnel costs, costs of general business development activities, travel-related expenses, and other indirect overhead costs. We expect that our business development expenses will increase as we expand our sales and marketing efforts, commercial capability, brand awareness and customer base through targeted business development initiatives.
Our general and administrative expenses consist primarily of personnel costs for our executive, finance, corporate and other administrative functions, intellectual property and patent costs, facilities and other allocated expenses, other expenses for outside professional services, including legal, human resources, audit and accounting services, and insurance costs. We expect our general and administrative expenses to increase as a result of operating as a public company, including additional costs relating to compliance with the rules and regulations of the SEC and stock exchange rules, legal and audit services, additional insurance, investor relations activities, and other administrative and professional services. We also expect our intellectual property expenses to increase as we expand and increase protection of our intellectual property portfolio.
Other Expense, Net
Other expense, net relates to miscellaneous other income and expense and foreign currency gains and losses. Interest income consists of income earned from our cash, cash equivalents and short-term investments. We expect our interest income to increase following completion of the Business Combination as we invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing obligations of the U.S. government and its agencies.
Gain from Equity Investees, Net
We hold interests in LanzaJet located in the United States, and the Shougang Joint Venture (also referred as “SGLT” herein) located in China which we have determined to be variable interest entities (“VIEs”) for which it has been determined we are not the primary beneficiary. Our variable interests primarily relate to entities in which we have a non-controlling equity interest. Although these financial arrangements resulted in holding variable interests in these entities, they do not empower us to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance, therefore LanzaTech has determined it is not the primary beneficiary and does not currently consolidate these VIEs..
Through our holdings in LanzaJet, our representation on the board of directors and participation in the policy-making process, as well as the material intra-entity transactions, we have determined that we can exercise significant influence over the activities of LanzaJet. Our interest in LanzaJet is accounted for under the equity method of accounting, with income (loss) from equity method investees, net recognized in our consolidated statements of operations and comprehensive loss and equity method investments recognized on our consolidated balance sheets.
As of September 30,2022, we no longer have significant influence over the activities of SGLT and as a result, our investment is accounted for at cost with adjustments for observable changes in price and impairment (if any) recognized in our consolidated statements of operations and comprehensive loss. Previously to September 30, 2022, we accounted for SGLT under the equity method of accounting, with income (loss) from equity method investees, net, including gain on dilution recognized in our consolidated statements of operations and comprehensive loss and equity method investments recognized on our consolidated balance sheet.
The Company currently has a license agreement with SGLT and a letter agreement with SGLT and Sinopec. These agreements do not provide LanzaTech with the power to direct the activities that are most significant to the economic performance of these entities.
Income Tax Expense (Benefit)
Current and deferred taxes are calculated based on tax rates enacted or substantively enacted at the reporting date and are recognized in profit or loss except when the tax relates to items charged or credited to other comprehensive income, in which case the tax is also recognized in other comprehensive income. Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets including those relating to temporary differences, net operating loss carryforwards and tax credit carryforwards, are only recognized to the extent it is probable that future taxable income will be available to utilize the temporary differences and carryforwards. Our net operating loss carryforwards are subject to shareholder continuity rules, and may be impacted by future fundraising activities.
We maintain a valuation allowance against the full value of our net deferred tax assets because management believes the recoverability of the tax assets is not more likely than not.

Results of Operations — Year Ended December 31, 2022 Compared to Year Ended December 31, 2021
The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and notes. The following table sets forth our consolidated results of operations for the periods indicated:

	Year Ended December 31,		Change
	2022	2021	2022 vs. 2021
(In thousands, except for per share amounts)	(in thousands)
Total revenue	$37,343	$25,461	$11,882	47%
Cost of revenues	(28,287)	(15,229)	(13,058)	86%

Operating expenses:
Research and development expense	$(53,191)	$(44,229)	$(8,962)	20%
Depreciation expense	(4,660)	(3,806)	(854)	22%
Selling, general and administrative expense	(26,804)	(13,216)	(13,588)	103%
Total operating expenses	$(84,655)	$(61,251)	$(23,404)	38%

Loss from operations	(75,599)	(51,019)	(24,580)	48%
Other (expense) income, net	(2,749)	2,385	(5,134)	(215)%
Loss before income taxes	$(78,348)	$(48,634)	$(29,714)	61%
Income tax expense	—	—	—	—%
Gain from equity method investees, net	1,992	1,945	47	2%
Net loss	$(76,356)	$(46,689)	$(29,667)	64%
Other comprehensive loss:
Foreign currency translation adjustments	(1,449)	95	(1,544)	(1625)%
Comprehensive loss	$(77,805)	$(46,594)	$(31,211)	67%

Net loss per common share - basic and diluted	$(54.10)	$(42.59)
Weighted-average number of common shares outstanding - basic and diluted	2,126,346	1,959,165
Revenue
Total revenue increased $11.9 million, or 47%, in 2022 compared to 2021. Engineering and other services increased revenue by $9.5 million, consisting of an increase of $13.6 million from contracts with existing customers, partially offset by $(4.1) decrease in revenue from projects with new customers. Additionally, the following categories increased revenue: $4.0 million in CarbonSmart ethanol, $3.9 million in other contract research, $0.2 million in licensing, partially offset by a decrease of $(5.7) million in revenue from joint development agreements as a result of the completion and near-completion of certain joint development projects.
Cost of Revenues
Cost of revenue increased $13.1 million, or 86%, in 2022 compared to 2021. Cost of revenue from engineering and other services increased by $9.3 million mainly due to an increase in the number of customer projects and a shift in sales mix with certain projects generating higher cost of revenue. Additional changes in cost of revenue resulted from increases in CarbonSmart ethanol sales, which generated $3.7 million in cost of revenue, and an increase in cost of revenue of $2.6 million from other contract research. These increases were partially offset by decreases of $(2.5) million of cost of revenue from joint development agreements.

Research and Development
R&D expense increased $9.0 million, or 20%, in 2022 compared to 2021. This was due to an increase of $5.9 million in R&D headcount and related costs to accelerate growth, a $2.3 million increase in general R&D spend, and an increase of $0.8 million in external R&D services to expand.
Selling, General and Administrative Expense
SG&A expense increased $13.6 million, or 103%, in 2022 as compared to 2021. The increase was primarily related to $7.6 million increase in one-time external consulting fees related to the proposed Business Combination, $6.2 million higher personnel costs as the Company scaled up non-R&D-related functions, offset by a $(0.2) million decrease in general non-R&D spend.
Other Income (Expense), Net
The following table shows our other income (expense), net for the years ended December 31, 2022, and 2021, and related period-over-period changes:

	Year Ended December 31,		Change
	2022	2021	2022 vs. 2021
Interest income (expense), net	$8	$(7)	$15	(214)%
Gain on extinguishment of debt	—	3,065	(3,065)	(100)%
Other expense, net	(2,757)	(673)	(2,084)	310%
Total other (expense) income, net	$(2,749)	$2,385	$(5,134)	(215)%
Other income (expense), net decreased $(5.1) million, or (215)%, in 2022 compared to 2021. The decrease is primarily due to a gain on the forgiveness of $3.1 million in principal outstanding under the PPP Loan (as defined below) on September 28, 2021. Additional expenses resulted from changes in fair values of our SAFE and warrant instruments for $(1.4), and $(0.7) million in unrealized foreign currency losses. The impact of the change in interest income (expense), net is immaterial as of the year ended December 31, 2022.
Liquidity and Capital Resources
Cash and Cash Equivalents
Cash and cash equivalents comprise cash on hand, demand deposits at banks, and other short-term, highly liquid investments with original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. The following table shows the balances of our cash, cash equivalents and restricted cash as of December 31, 2022 and December 31, 2021:

	December 31,		Change
(In thousands, except for percentages)	2022	2021	2022 vs. 2021
Total cash, cash equivalents, and restricted cash	$83,710	$128,732	$(45,022)	(35)%
As of December 31, 2022, as compared to December 31, 2021, the Legacy LanzaTech’s cash, cash equivalents, and restricted cash decreased by $(45.0) million, or (35)%, primarily due to an increase in cash usage (see Cash flow section below) to fund working capital, an increase in the net loss adjusted for non-cash charges, and purchases of property, plant and equipment, partially offset by the proceeds from the issuance of the $50.0 million Brookfield SAFE.
Sources and Uses of Capital
Since inception, we have financed our operations primarily through equity financing and proceeds from revenue generating activities.

Our ability to successfully develop products and expand our business depends on many factors, including our ability to meet working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations. We manage our capital to ensure that LanzaTech can continue as a going concern while maximizing the return to stakeholders through the optimization of debt and equity balances. Our overall capital risk strategy remains unchanged from prior years. Following completion of the Business Combination, the Company may change its capital risk strategy related to use of capital proceeds from the Business Combination to increase its product offerings or for business growth purposes.
As of December 31, 2022, our capital structure consists of equity (comprising issued capital, and accumulated deficit). We are not subject to any externally imposed capital requirements.
LanzaTech had six outstanding series of redeemable preferred stock. LanzaTech preferred shares were convertible at the holder’s option into shares of common stock, on a share-for-share basis, using a conversion rate determined by dividing the original issue price by the conversion price. Each LanzaTech preferred share was automatically converted into a common share of LanzaTech upon the Closing. In April 2021, Legacy LanzaTech issued 3,634,210 Series F preferred shares for gross proceeds of $83.1 million ($22.86 per share).
On October 2, 2022, LanzaTech entered into the Brookfield SAFE with Brookfield and received a cash payment of $50.0 million as the Initial Purchase Amount. In exchange, the Company granted to Brookfield the right to certain shares of the Company's capital stock upon a Liquidity Event. If no Liquidity Event occurs beforehand to the fifth anniversary of the Brookfield SAFE, LanzaTech will repay in cash any remaining unconverted portion of the Initial Purchase Amount less any Non-Repayable Amount, plus interest in the high single digits, compounded annually. Brookfield has the option to extend the repayment date to the tenth anniversary of the date of the Brookfield SAFE if certain events do not occur.
LanzaTech does not have any outstanding debt, other than the Brookfield SAFE classified as liability for accounting purposes, on its consolidated balance sheet as of December 31, 2022. During fiscal year 2021, LanzaTech repaid the outstanding amount of $(0.6) million of its loan facility with Venture Lending and Leasing VII Inc. and Venture Lending and Leasing VIII, Inc. Additionally, LanzaTech's $3.1 million Paycheck Protection Program loan (the "PPP Loan") outstanding as of December 31, 2021 was fully forgiven by the Small Business Administration in September 2021. Consequently, LanzaTech recognized a gain on debt extinguishment of $3.1 million related to the PPP Loan, in other income in the statement of operations and comprehensive loss for the year ended December 31, 2021.
On November 9, 2022, LanzaTech committed to purchase $5.5 million of Subordinated Secured Notes in a funding for LanzaJet's subsidiary Freedom Pines Fuels LLC, scheduled to occur on May 1, 2023. The Subordinated Secured Notes are secured by a security interest over the intellectual property owned or in-licensed by LanzaJet. LanzaJet also provides a guarantee of any costs and expenses required to complete the initial facility and achieve commercial operation.
On February 8, 2023, New LanzaTech completed the Business Combination. The completion of the Business Combination resulted in $153.0 million of cash proceeds to New LanzaTech. The amount released to New LanzaTech is also net of the transaction expenses related to the Business Combination paid at Closing and the amount paid to ACM in relation to the Forward Purchase Agreement which LanzaTech, AMCI and ACM executed on February 3, 2023. Pursuant to the Forward Purchase Agreement, ACM purchased 5,916,514 Class A common shares on the open market for approximately $10.16 per share, and such purchase price of $60.1 million was deposited with ACM as a prepayment for the Forward Purchase Agreement redemption at the end of three years.
In the normal course of our business, we also enter into purchase commitments or other transactions in which we make representations and warranties that relate to the performance of our goods and services. We do not expect material losses related to these transactions.

We believe our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months from the date of this Current Report. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this Current Report.
We will receive up to an aggregate of approximately $188 million from the exercise of all of the warrants, the AM Warrant, and the Shortfall Warrants, assuming the exercise in full of all of the warrants, the AM Warrant, and the Shortfall Warrants for cash. However, if the market price for shares of common stock is less than the exercise price of a holder’s warrant, the AM Warrant, or the Shortfall Warrants, as applicable, such holder may be less likely to exercise the warrants as such holder would be selling at a loss if they sold their common stock. Subject to adjustment, the exercise price of the warrants is $11.50 per share, the exercise price of the AM Warrant is $10.00 per share, and the exercise price of the Shortfall Warrants is $10.00 per share, subject to adjustment. On March 24, 2023 the last reported sales price of the common stock was $3.48 per share. Additionally, if the market price for shares of common stock is less than $10.00 per share, holders of shares of common stock would be selling at a loss if they purchased the shares of common stock at $10.00 per share. Because certain selling stockholders purchased shares privately at a price below the current market price, they may have an incentive to sell shares of their common stock because they could profit despite the market price of common stock falling below $10.00 per share. While these selling stockholders may, on average, experience a positive rate of return based on the current market price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current market price. Based on the closing price of our common stock of $3.48 on March 24, 2023, the selling stockholders would have a potential profit of up to approximately $3.48 per share, or up to approximately $96 million in the aggregate (not giving effect to the issuance of common stock issuable upon exercise of the warrants and options held by them).
We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all. If we raise additional funds by issuing equity and/or convertible debt securities, dilution to our existing stockholders will result. If we raise additional financing and incur indebtedness, we would be subject to increased fixed payment obligations and could also be subject to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to obtain additional funds, we will have to reduce our operating costs, which will cause a delay or reduction in our technology development and commercialization programs.
The common stock and the common stock issuable upon exercise of the resale securities noted above represent a substantial percentage of the total outstanding shares of our common stock as of the date of this Current Report. Additionally, assuming all of the Convertible Securities were converted, the selling stockholders would own 203,371,061 shares of common stock, representing approximately 93% of the total outstanding common stock. So long as the Registration Statement remains effective, the sales of the securities being offered in the Registration Statement could result in a significant decline in the public trading price of the common stock.
Pursuant to the Forward Purchase Agreement, on the Maturity Date the Company is obligated to pay to the Seller the Maturity Consideration, which may be paid in cash or in shares, the Share Consideration and the Prepayment Amount. However, at the time, the Company may not have sufficient funds or be able to obtain financing from third parties to pay such amounts. The Company also may not have sufficient shares authorized to pay the Maturity Consideration in shares. Breach by the Company of any of these obligations could constitute an event of default under the Forward Purchase Agreement, which could subject the Company to financial exposure thereunder (including arising from potential indemnification claims by the Seller). In addition, future debt or other contractual agreements may contain cross-default or cross-acceleration provisions that could be triggered if we defaulted on our obligations to the Seller. Any or all of these consequences could have material adverse consequences for us.

Cash Flows
For the Years Ended December 31, 2022 and 2021
The following table provides a summary of our cash flow for the years ended December 31, 2022 and December 31, 2021:

	Year Ended December 31,		Change
(In thousands, except for percentages)	2022	2021	2022 vs. 2021
Net cash provided by (used in):
Operating activities	$(84,703)	$(42,591)	$(42,112)	99%
Investing activities	(10,686)	(5,747)	(4,939)	86%
Financing activities	50,545	116,015	(65,470)	(56)%
Effects of currency translation	(178)	146	(324)	(222)%
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(45,022)	$67,823
Cash Flows Used in Operating Activities
For the year ended December 31, 2022, net cash used in operating activities was $(84.7) million. This was primarily driven by a net loss of $(76.4) million, adjusted for share-based compensation expense of $2.5 million, depreciation of property, plant and equipment of $4.7 million, the loss on change of fair value of SAFE and warrant liabilities of $1.9 million, non-cash lease expense of $1.8 million and non-cash foreign currency exchange losses of $0.7 million. The additional net cash usage is related to the adjustments for net cash by operating assets and liabilities of $(15.8) million, the non-cash gain from equity method investees, net of $(2.0) million, and the non-cash recognition of licensing revenue of $(2.2) million.
For the year ended December 31, 2021, net cash used in operating activities was $(42.6) million. This was primarily driven by a net loss of $(46.7) million, adjusted for net cash provided by operating assets and liabilities of $2.5 million, share-based compensation expense of $2.5 million, depreciation of property, plant and equipment of $3.8 million, loss on change in fair value of SAFE and warrant liabilities of $0.6 million, non-cash lease expense of $1.7 million and non-cash foreign currency exchange loss of $0.1 million. This was partially offset by non-cash recognition of licensing revenue of $(2.0) million, the forgiveness of the Company's $(3.1) million aggregate principal amount PPP Loan, and the gain from equity method investees, net of $(1.9) million.
Cash Flows Used in Investing Activities
For the year ended December 31, 2022, net cash used in investing activities was $(10.7) million, driven by the purchase of property, plant and equipment.
For the year ended December 31, 2021, net cash used in investing activities was $(5.7) million, driven by the purchase of property, plant and equipment.
Cash Flows from Financing Activities
For the year ended December 31, 2022, net cash provided by financing activities was $50.5 million. This was driven by $50.0 million in proceeds from the issuance of the Brookfield SAFE and proceeds of $1.2 million from the exercise of options to acquire shares of common stock of the Company. This was partially offset by the repurchase of equity instruments of $(0.6) million.
For the year ended December 31, 2021, net cash provided by financing activities was $116.0 million. This was driven by $83.1 million in proceeds from the issuance of equity instruments of the Company, proceeds of $0.7 million from the exercise of options to acquire shares of common stock of the Company, the proceeds from the exercise of warrants of $3.2 million and the proceeds from the issuance of the AM SAFE and AM SAFE Warrants of $30.0 million. This was partially offset by the repayment of borrowings of $(0.6) million and the repurchase of equity instruments of the Company of $(0.4) million.

Off-Balance Sheet Arrangements
As of December 31, 2022 and December 31, 2021, we did not engage in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.
Critical Accounting Policies and Management Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements included elsewhere in this Current Report that have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We consider an accounting estimate to be critical to the consolidated financial statements if the estimate is complex in nature or requires a high degree of judgment and actual results may differ from these estimates with any such differences being potentially material. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the accounting policies discussed below are critical to understanding our historical and future performance:
Revenue Recognition
We recognize revenue from our contracts with customers in accordance with ASC 606. The Company also has certain partnership agreements that are within the scope of ASC 808. We primarily earn revenue from services related to feasibility studies and basic engineering design of commercial plants, joint development, and contract R&D activities to develop novel biocatalysts and related technologies. When accounting for these arrangements, we must develop assumptions that require judgment such as determining the performance obligations in the contract, determining the transaction price for the contract and stand-alone selling price for each performance obligation identified, and measuring progress towards satisfaction of the performance obligations.
The determination of whether goods and services qualify as distinct performance obligations is based on the contract terms and our view of the business. Typically, our goods and services provided under a contract with a customer are viewed as a single performance obligation. Most of our arrangements provide fixed consideration, however, when there are variable consideration elements, we estimate the transaction price and whether revenue should be constrained. Significant estimates and judgments are also used when a material right is provided to the customer. In these instances, management estimates the stand-alone selling price and apportions the total transaction price to this material right.
Most performance obligations on our non-governmental arrangements are recognized over time. We typically use the output method to measure the satisfaction of such performance based on milestone completion or percentage completion when certain revenue recognition requirements are met. We exercise judgment when determining the percentage of completion against the total transaction price initially estimated. For arrangements with government agencies, we measure the satisfaction of performance obligations over time using the input method which requires judgment when selecting the most indicative measure of such performance.
Stock-Based Compensation
We measure stock-based awards granted to employees and directors based on their fair value on the date of grant. We have elected not to estimate forfeitures which means compensation expenses may be reversed in the period in which the forfeiture occurs.
We mostly apply judgment for stock-based awards with performance conditions, because compensation expense is recognized only when it is probable the performance conditions will be met (i.e. occurrence of a liquidity event). Management determined that the occurrence of the liquidity event is probable when the event is consummated, as such, no compensation expenses have been recognized.

We estimate the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions including:
•Expected Term — We have opted to use the “simplified method” for estimating the expected term of plain-vanilla options, whereby the expected term equals the arithmetic average of the vesting term and LanzaTech’s contractual term of the option (generally 10 years).
•Risk-Free Interest Rate — The risk-free rate assumption is based on the U.S. Treasury zero-coupon instruments with maturities similar to the expected term of LanzaTech’s stock options.
•Expected Dividend — We have not issued any dividends and do not anticipate issuing dividends on LanzaTech’s common stock. As a result, we have estimated the dividend yield to be zero.
•Expected Volatility — Due to our limited operating history and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the various companies' shares during the equivalent period of the calculated expected term of the stock-based awards.
We estimate the fair value of the restricted stock awards (RSAs) using the fair value of common stock. Please refer to the Common Stock Valuation section below.
Warrant Liabilities
Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities under Other accrued liabilities and under SAFE warrant on our consolidated balance sheets. These warrants are recognized at fair value with subsequent changes recorded in other income (expense), net, in the statements of operations and comprehensive loss. We will continue to adjust for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified as redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire amount will be reversed and reflected in the statements of operations and comprehensive loss.
We utilized the Black-Scholes option-pricing model, which incorporates management’s assumptions and estimates, to value the preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying redeemable convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying preferred stock. We determined the fair value per share of the underlying preferred stock by taking into consideration our most recent issuance of our preferred stock with additional factors deemed relevant, because we are a private company and lack company-specific historical and implied volatility information of our stock. We determined the remaining contractual term based on the contract term of the warrants adjusted for the probability of a liquidity event. Expected stock volatility was based on the historical volatility of publicly traded peer companies for a similar remaining contractual term.
Common Stock Valuation
As there has been no public market for our equity instruments to date, the estimated fair value of our shares of common stock has been determined by management and approved by the LanzaTech Board as of the grant date. The LanzaTech Board considered our most recently available independent third-party valuation of the common stock and additional objective and subjective factors that it believed were relevant at the date of the grant. The valuation of our common stock is one of the key input in the valuation of our SAFE and warrant instruments classified as liabilities in our consolidated balance sheet.
The independent third-party valuations of the common stock have been performed in accordance with the guidance outlined in the AICPA Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (“AICPA’s Practice Aid”). The specialist considered all objective and subjective factors, including management’s best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:
•the rights, preferences, and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;
•our results of operations, and financial position;
•arms-length transactions involving recent rounds of preferred stock financings;
•the lack of liquidity of our common stock;
•our stage of development and business strategy and the material risks related to our business and industry;
•the valuation of publicly traded companies in relevant industry sectors, as well as recently completed mergers and acquisitions of peer companies;
•the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company, given prevailing market conditions; and
In valuing our common stock, the fair value of our business was determined using an option pricing model to backsolve the value of the security from our most recent round of financing which implies a total equity value as well as a per-share common stock value at the valuation date. In August 2021, LanzaTech used a weighted-average methodology for valuing its common stock that included a probability-adjusted liquidity event.
Following the Business Combination, the fair market value of the common stock will be determined based on the quoted market price of the common stock.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” (as defined in Section 2(a) of the Securities Act) from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to not take advantage of the extended transition period is irrevocable. AMCI was an emerging growth company and elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, New LanzaTech expects to continue taking advantage of the benefits of the extended transition period, although it may decide to early adopt new or revised accounting standards to the extent permitted by such standards and relevant laws and regulations. This may make it difficult or impossible to compare New LanzaTech’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
New LanzaTech will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which New LanzaTech has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which New LanzaTech has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of AMCI’s IPO.
Implications of being a Smaller Reporting Company
Additionally, New LanzaTech is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New LanzaTech will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) New LanzaTech’s annual revenues exceeded $100 million during such completed fiscal year and the market value of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent New LanzaTech takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
Recently Issued and Adopted Accounting Standards
See Note 2 to our consolidated financial statements for a full description of recent accounting pronouncements, including the actual and expected dates of adoption and estimate effects on our consolidated results of operations and financial condition, which is incorporated herein by reference.
Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with US GAAP and to provide investors with additional information regarding our financial results, we have presented in this Current Report adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is not based on any standardized methodology prescribed by US GAAP and is not necessarily comparable to similarly titled measures presented by other companies.
We define adjusted EBITDA as our net loss, excluding the impact of depreciation and amortization, interest income (expense), income tax benefit (expense), gain on extinguishment of debt, stock-based compensation, and loss/(gain) from equity method investees. We monitor and have presented in this Current Report adjusted EBITDA because it is a key measure used by our management and the Board to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. We believe adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we include in net loss. Accordingly, we believe adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results and enhancing the overall understanding of our past performance and future prospects.
Adjusted EBITDA is not prepared in accordance with US GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with US GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with US GAAP. For example, adjusted EBITDA: (i) excludes stock-based compensation expense because it is a significant non-cash expense hat is not directly related to our operating performance; (ii) excludes depreciation expense and, although this is a non-cash expense, the assets being depreciated and amortized may have to be replaced in the future; and (iii) does not reflect the cash requirements necessary to service interest on our debt, which affects the cash available to us; (iv) gain or losses on equity method investee; and (v) certain income or expense items that do not provide a comparable measure of our business performance. In addition, the expenses and other items that we exclude in our calculations of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from adjusted EBITDA when they report their operating results. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
The following table reconciles adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with US GAAP.

Reconciliation of Net loss to Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2022	2021
Net Loss	$(76,356)	$(46,689)
Depreciation	4,660	3,806
Interest (income) expense	(8)	7
Gain on extinguishment of debt	—	(3,065)
Stock-based compensation expense and change in fair value of warrant liability (1)	4,476	3,094
Gain from equity method investees, net	(1,992)	(1,945)
Adjusted EBITDA	$(69,220)	$(44,792)
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(1)Stock-based compensation expense represents expense related to equity compensation plans